EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form S-1 Registration Statement (Registration No. 333-195630) of our report dated April 17, 2014 related to the consolidated balance sheets of Satya Worldwide, Inc. and Subsidiary as of December 31, 2012 and December 31, 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from March 26, 2012 (inception) through December 31, 2012, the year ended December 31, 2013, and the period from March 26, 2012 (inception) through December 31, 2013, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP MaloneBailey, LLP Houston, Texas June 16, 2014